Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of February, 2011, by and among Prestige Cruise Services, LLC, a Delaware limited liability company (the “Company”), Prestige Cruises International, Inc., a corporation organized under the laws of the Republic of Panama (the “Parent”) and Mark Conroy (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.  The Company is a wholly-owned indirect subsidiary of the Parent that was formed to acquire the luxury cruise business carried on by Regent Seven Seas Cruises, Inc. (“Regent”) and its affiliated companies.

B.

     The Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.

E.      This Agreement shall govern the employment relationship between the Executive and the Company from and after the date hereof, and supersedes and negates any previous agreements with respect to such relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2

Duties. During the Period of Employment, the Executive shall serve the Company as President of its affiliated company, Seven Seas Cruises S. DE R.L., and shall have the powers, authorities, duties and obligations of management usually vested in such office in a company of a similar size and similar nature as the Company, and such other powers, authorities, duties and obligations commensurate with such position as the Chief Executive Officer of Parent may assign from time to time, all subject to the directives of the Board and/or the Chief Executive Officer of Parent and the corporate policies of the Company and Parent as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the

Period of Employment, the Executive shall report directly to the Chief Executive Officer of Parent and shall be entitled to attend meetings of the Board of Directors of Parent as an observer, provided that Executive shall have no rights to attend any meetings (or portions thereof) held in executive session. During the Period of Employment, the Executive shall also be expected to perform services for the Parent.

1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (A) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (B) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (C) hold no other employment. Notwithstanding the foregoing, nothing herein shall preclude the Executive from (i) serving, with the prior written consent of the Board of Directors of the Company (the “Board”), as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in a reasonable level of charitable activities and community affairs, including serving as a member of the board of directors or advisory boards of charitable organizations, and (iii) subject to the terms and conditions set forth in Section 6 hereof, managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by the Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates (as such term is defined in Section 5.5), successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) that, except with respect to Regent and its affiliated companies, the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that except with respect to Regent and its affiliated companies, the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; and (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5	Location. The Executive’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time. Commencing August, 2011, the principal executive office and principal place of employment shall be located in Miami-Dade County, Florida. The Executive agrees that he will be regularly present at that office. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

2.	Period of Employment. The “Period of Employment” shall be a period of years commencing on January 31, 2011 (the “Effective Date”) and ending at the close of business on the second anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least ninety (90) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in Section 5 below.

3.	Compensation.

3.1	Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid biweekly or in such other installments as shall be consistent with the Company’s regular payroll practices in effect from time to time. The Executive’s Base Salary shall be at an annualized rate of five hundred thirty-five thousand dollars ($535,000). The Board (or a committee thereof) will review the Executive’s rate of Base Salary on an annual basis and may, in its sole discretion, increase (but not decrease) the rate then in effect.

3.2

Incentive Bonus. The Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”); provided that, except as provided in Section 5.3 (and any related definitions), the Executive must be employed by the Company at the time the Company pays its annual bonuses generally with respect to any such fiscal year in order to be eligible for an Incentive Bonus with respect to that fiscal year (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Incentive Bonus with respect to the fiscal year in question). The Executive’s Target Bonus shall be established by the Company in its discretion under the Company’s then applicable management incentive compensation plan; provided that the Executive’s actual Incentive Bonus amount for a particular fiscal year shall be determined by the Board (or a committee thereof) in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof) and communicated to the Executive within ninety (90) days of the start of such fiscal year. The actual Incentive Bonus for each year shall be paid in the immediately following calendar year. In addition to the Incentive Bonus, for each fiscal year of the Company that occurs during the Period of Employment, the Executive shall also be eligible to earn such discretionary bonuses as may be determined by the Board in its sole discretion.

The amount of any discretionary bonuses (if any) for a fiscal year shall be determined based on such factors as the Board determines to be appropriate.

3.3	Stock Option Grant. On or promptly after the date hereof, the Parent will grant the Executive a stock option (the “Option”) to purchase 12,500 shares of the Parent’s common stock at a price per share equal to $ . The Option shall be granted under the Parent’s 2008 Stock Incentive Plan (the “Stock Incentive Plan”) pursuant to a written stock option agreement to be entered into by the Company and the Executive to evidence the Option, copies of each of which have been provided to the Executive.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. For the avoidance of doubt, the Executive shall be entitled to participate in any executive health plans and short- and long-term disability plans the Company may have in effect from time to time.

4.2	Company Automobile. During the Period of Employment, the Executive shall be entitled to an annual cash car allowance of $13,200, subject to the terms of the Company’s policy as in effect from time to time.

4.3	Intentionally Omitted.

4.4	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

4.5	Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be equal to a minimum of six weeks per year; provided that such vacation shall accrue and be subject to the Company’s vacation policies (including any limits on accrued vacation balances) in effect from time to time. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4.6

Indemnification. The Company and Parent agree to indemnify and hold the Executive harmless against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or Parent to the fullest extent permitted by applicable laws and the Company’s (or Parent’s, as applicable) governing documents, in each case as in effect at the time of the subject act or omission; provided, that in no event shall the Executive’s indemnification rights and rights to advancement of fees and expenses at any time be less favorable than the indemnification rights and rights to advancement of fees and expenses generally available to the officers or directors of the Company or Parent. In connection therewith, the Executive shall be entitled to the protection of any insurance policies which the Company or Parent elects to maintain generally for the benefit of the Company’s (or Parent’s, as applicable) directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or Parent. This provision shall survive any termination of the Executive’s employment hereunder.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Executive has a Disability (as such term is defined in Section 5.5), in each case subject to the satisfaction of the terms and conditions set forth below with respect to such termination.

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a Constructive Termination, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Constructive Termination) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Constructive Termination.

5.3	Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)    The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as such term is defined in Section 5.5);

(b)     If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 5.5), the Executive shall be entitled to the following benefits:

(i)    The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, a lump sum amount equal to the greater of (i) an amount equal to one times his Base Salary at the annualized rate in effect on the Severance Date or (ii) an amount equal to the Base Salary the Executive would have earned through the Termination Date assuming he continued to receive his Base Salary at the annualized rate in effect on the Severance Date for such period. Such amount is referred to hereinafter as the “Severance Benefit,” and subject to Section 5.8(a), the Company shall pay the Severance Benefit to the Executive within ten (10) business days following the date on which the Executive’s Separation from Service (as such term is defined in Section 5.5) occurs.

(ii)    The Company will pay or reimburse the Executive for his and his covered dependent’s premiums charged to continue group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 5.8(a), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the twelfth month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(iii)    The Company shall pay the Executive any unpaid Incentive Bonus in respect of any completed fiscal year which has ended prior to the Severance Date, which amount shall be paid at such time as incentive bonuses are paid to other senior executives of the Company and shall be deem “earned” as of the date of the Severance Date.

(iv)    The Company shall pay the Executive a pro-rata portion (based on the number of days elapsed from the commencement of such year through the Severance Date) of any Incentive Bonus for the year in which the Severance Date occurs that would have actually been earned based on the Company’s performance for such year had the Executive remained employed, which amount (if any) shall be paid at such time as any incentive bonuses are paid to other senior executives of the Company.

(v)    If the Retention Payment provided for in Section 3.4 herein has not been paid prior to the date of termination, the Company shall pay the Executive an amount equal to the Retention Payment, payable within ten (10) business days following the date on which the Executive’s Separation from Service occurs.

(c)    Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or to any continued Company-paid or reimbursed coverage pursuant to Section 5.3(b)(ii); provided that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to a Severance Benefit payment of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s release contemplated by Section 5.4.

(d)    The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan, the Deferred Compensation Plan or the Stock Incentive Plan.

5.4	Release; Exclusive Remedy.

(a)    This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A (with such amendments that may be necessary to ensure the release is enforceable to the fullest extent permissible under then applicable law), and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b)    The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as reasonably requested by the Company, to confirm such resignation.

5.5	Certain Defined Terms.

(a)    As used herein, “Accrued Obligations” means:

(i)    any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)    any Incentive Bonus payable pursuant to Section 3.2 with respect to any fiscal year in the Period of Employment preceding the fiscal year in which the

Severance Date occurs, if the Company has, prior to the Severance Date, paid bonuses generally to other senior executives of the Company with respect to such fiscal year, but has not paid any Incentive Bonus due to the Executive with respect to such fiscal year; and

(iii)    any vested benefits provided under the Company’s employee benefit plans in which the Executive participates (other than any benefits in the nature of severance pay, as this Agreement sets forth the full and exclusive severance provisions applicable to the Executive) upon a termination of employment, in accordance with the terms and conditions of such plans; provided that in no event shall this clause (iii) result in a duplication of any benefit otherwise referred to in this Agreement; and

(iv)    any reimbursement due to the Executive pursuant to Section 4.4 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time; and

(v)        any rights to indemnification and advancement of fees and expenses by virtue of the Executive’s position as an officer or director of the Company, Parent or their respective subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, Parent or their respective subsidiaries, in accordance with its terms thereof and Section 4.6.

(b)    As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For purposes of clarity and without limiting the generality of the foregoing, the term “Affiliate” includes any Person that is, directly or indirectly through any other Person, engaged in the Business (as such term is defined in Section 6.3) if that Person is controlled by Apollo (as that term is defined in the Stock Incentive Plan) or any investment fund or vehicle managed by Apollo Management, L.P. or any of its Affiliates. However, any Person that would not otherwise be an Affiliate of the Company but for its ownership by Apollo (as defined in the Stock Incentive Plan) or any investment fund or vehicle managed by Apollo Management, L.P. or any of its Affiliates shall not be considered an Affiliate if such Person is not, directly or indirectly through any other Person, engaged in the Business (as such term is defined in Section 6.3).

(c)    As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i) the Executive is convicted of, or pleads guilty or no contest to, a felony

(under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)    the Executive has engaged in acts of fraud, or other acts of willful misconduct or dishonesty in the course of his duties hereunder;

(iii)    the Executive willfully fails to perform or uphold his duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board and/or Chief Executive Officer of Parent, in either case after there has been delivered to the Executive a written demand for performance from the Company; or

(iv)    any material breach by the Executive of the provisions of Section 6, or any material breach by the Executive of any other contract he is a party to with the Company or any of its Affiliates.

(d)    As used herein, “Constructive Termination” shall mean a resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions after the date hereof:

(i)    a material diminution in the Executive’s rate of Base Salary or Target Bonus established for the Company’s 2008 fiscal year;

(ii)    a material diminution in the Executive’s authority, powers, functions duties, or responsibilities;

(iii)    the relocation of the Executive’s principal place of employment to a location outside of Broward or Miami-Dade counties, Florida; or

(iv)    a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a Constructive Termination unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for a Constructive Termination within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a Constructive Termination unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for a Constructive Termination.

(e)    As used herein, “Disability” shall mean a physical or mental impairment which renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 120 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply. Any question as to the existence, extent or potentiality of the Executive’s Disability upon which the Executive and the Company cannot agree shall be determined by a qualified, independent physician mutually agreed upon by the Company and the Executive. If Executive and the Company cannot agree on such physician, then the Executive and the Company shall each select one physician and those physicians shall jointly select the physician to make such determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(f)    As used herein, “Involuntary Termination” shall mean (i) a termination of the Executive by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability), (ii) a Constructive Termination or (iii) a termination of the Executive as a result of the Company’s provision of notice to the Executive pursuant to Section 2 that the Period of Employment will not be extended or further extended.

(g)    As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h)    As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A- 1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7.	Shareholder Approval/Modified Cut-Back.

(a)    Shareholder Approval. If any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its Affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would subject the Executive to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Executive, in his sole discretion, may elect prior to the applicable event to waive his right to receive that portion of the Total Payments that would be subject to the Excise Tax, the payment of which thereafter would be subject to and contingent upon the approval of the stockholders of the Company pursuant to Section 280G(b)(5)(A)(ii) (or any successor section) of the Code to make such payment. If the Executive makes such an election, the Company shall use its reasonable best efforts to obtain approval from the stockholders of the Company in accordance with Section 280G(b)(5)(B) (or any successor section) of the Code and the regulations thereunder, of the payment to, and the retention by, the Executive of the portion of the Total Payment that would otherwise be subject to the Excise Tax.

(b)    Modified Cutback. In the event that (i) the Total Payments would be subject to the Excise Tax, and (ii) the Executive elects not to waive his right to receive a portion of the Total Payments as provided subsection (a) above, except as provided below, the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code; provided that the Total Payment shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that Total Payments to the Executive which will not have been made by the Company pursuant to this Section 5.7(b) should have been made (“Underpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)    Determinations. An initial determination as to whether (i) any of the Total Payments received by the Executive in connection with the occurrence of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (ii) the amount of any reduction, if any, that may be required pursuant to Section 5.7(b) above, shall be made by an independent accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to his Total Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

5.8	Section 409A.

(a)    If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) (other than any payment made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals)) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 5.8(a) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(b)    To the extent that any benefits pursuant to Section 5.3(b)(ii) or reimbursements pursuant to Section 4 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to Section 5.3(b)(ii) and Section 4 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

6.	Protective Covenants.

6.1	Confidential Information; Inventions.

(a)    The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(b)    As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their businesses, including, but not limited to, information, observations and data obtained by the

Executive while employed by the Company, Regent or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company, Regent and their predecessors and Affiliates, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)    As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his employment by the Company or any of its Affiliates prior to the Effective Date or that he may discover, invent or originate during the Period of Employment or at any time prior to the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

6.3	Restriction on Competition. The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors (including Regent for these purposes), he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’(including Regent for these purposes) trade secrets and with other Confidential Information concerning the Company, its Affiliates and their respective predecessors (including Regent for these purposes) and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the twelve (12) months following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and Confidential Information, and to protect such trade secrets and Confidential Information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States and elsewhere in the world where the Company and its Affiliates engage in business, or reasonably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or at any time during the twelve (12) month period following the Severance Date competes, with the Company or any of its Affiliates in the passenger ship cruise ship industry (the “Business”). Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

6.4	Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person induce or attempt to (i) induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any Affiliate of the Company until twelve months after such individual’s employment relationship with the Company or such Affiliate has been terminated.

6.5

Non-Solicitation of Customers. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand. Notwithstanding anything in this Section 6.5 to the contrary, nothing herein shall prevent the Executive from soliciting business from travel agents on behalf of a non-Competing Business.

6.6	Understanding of Covenants. The Executive represents that he (i) is familiar with and has carefully considered the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”), (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conduct business throughout the continental United States and the rest of the world, (v) agrees that the Restrictive Covenants are necessary to protect the Company’s and its Affiliates’ confidential and proprietary information, good will, stable workforce, and customer relations, and (vi) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the Business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.7	Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant, as determined in a final judgment by a court of competent jurisdiction.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company and Parent shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company, Parent and their respective successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF FLORIDA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS. THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

12.

Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	Entire Agreement; Legal Effect. This Agreement, together with the Deferred Compensation Plan, the Stock Incentive Plan and that certain Shareholders’ Agreement (the “Integrated Document”), embodies the entire agreement of the parties hereto respecting the matters within its scope. The Integrated Document supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof (other than the Retention Agreement to the extent necessary to give effect to Sections 3.4 and 5.3 herein), including any agreements with Regent or Apollo (as defined in the Stock Incentive Plan) or any investment fund or vehicle managed by Apollo Management, L.P. or any of its Affiliates. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into the Integrated Document, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.

Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

Prestige Cruise Services, LLC

8300 N.W. 33rd Street, Suite 308

Miami, FL 33122

Facsimile: (305) 514-2297

Attn: Chief Executive Officer

if to the Parent:

Prestige Cruises International, Inc.

c/o Apollo Management, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Fax: (212) 515-3288

Attention: Steven Martinez

if to the Executive, to the address most recently on file in the payroll records of the Company.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.

Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company, the Parent and the Executive have executed this Agreement as of the Effective Date.

“COMPANY” Prestige Cruise Services, LLC

By:	/s/ Gema M. Pinon
Name:	Gema M. Pinon
Title:	Senior Vice President & General Counsel

“PARENT” Prestige Cruises International, Inc. a corporation organized under the laws of the Republic of Panama

By:	/s/ Frank J. Del Rio
Name:	Frank J. Del Rio
Title:	Chairman & CEO

“EXECUTIVE”

/s/ Mark Conroy
Mark Conroy

Exhibit A

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Release Agreement”) is entered into this          day of                  20     , by and between [            ], an individual (“Executive”), and Prestige Cruise Services, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Executive has been employed by the Company or one of its subsidiaries; and

WHEREAS, Executive’s employment by the Company or one of its subsidiaries has terminated and, in connection with the Executive’s Employment Agreement with the Company, dated as of [                ] (the “Employment Agreement”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company to pay severance and other benefits (conditioned upon this Release Agreement) under and pursuant to the Employment Agreement, Executive and the Company agree as follows:

1.     Termination of Employment. Executive’s employment with the Company terminated on [                 ,         ] (the “Separation Date”). Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates. Executive hereby confirms that Executive does not hold any position as an officer, director or employee with the Company and each of its affiliates. Executive acknowledges and agrees that Executive has received all amounts owed for Executive’s regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, sick pay and usual benefits.

2.     Release. Executive, on behalf of Executive, Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from Executive’s position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, equity compensation, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company or its affiliates to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (2) any rights to indemnification or liability insurance coverage that Executive may have pursuant to the Employment Agreement; (3) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (4) any rights to the severance and other benefits payable under Section 5.3(b) of the Employment Agreement in accordance with the terms of the Employment Agreement; (5) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company or its affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (6) any rights with respect to workers’ compensation or unemployment benefits under applicable state law. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

3.     ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:

A.     In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;

B.     Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

C.     Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

D.     Executive was given a copy of this Release Agreement on [                , 20    ] and informed that he had [twenty one (21)/forty five (45)] days within which to consider this Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such [21-day/45-day] period, he should execute the Endorsement attached hereto;

E.     Executive was informed that he had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven- day revocation period. In the event that Executive exercises Executive’s right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;

F.     Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

4.     No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

5.     Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.     Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

7.     Successors. This Release Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Release Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Release Agreement by operation of law or otherwise.

8.     Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF FLORIDA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND. TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL

LAW, THE INTERNAL LAW OF THE STATE OF FLORIDA, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

9.     Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

10.     Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

11.     Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.     Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

13.     Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

[The Remainder of this Page is Intentionally Left Blank]

The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Florida that the foregoing is true and correct.

EXECUTED this              day of              20    , at

“Executive”

Print Name:

PRESTIGE CRUISE SERVICES, LLC, A DELAWARE LIMITED LIABILITY COMPANY,

By:
Name:
Title:

ENDORSEMENT

I,                     , hereby acknowledge that I was given [21/45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [21-day/45-day] period.

I declare under penalty of perjury under the laws of the United States and the State of Florida that the foregoing is true and correct.

EXECUTED this [            ] day of [                         200         ].

Print Name: